UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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VF CORPORATION

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VF CORPORATION
March 23, 2006
Dear Shareholder:
      The Annual Meeting of Shareholders of VF Corporation will be held on Tuesday, April 25, 2006, at the O.Henry Hotel, Caldwell Room, 624 Green Valley Road, Greensboro, North Carolina, commencing at 10:30 a.m. Your Board of Directors and management look forward to greeting personally those shareholders able to attend.
      At the meeting, shareholders will be asked to (i) elect four directors; (ii) ratify the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for fiscal 2006; and (iii) consider such other matters as may properly come before the meeting.
      Your Board of Directors recommends a vote FOR the election of the persons nominated to serve as directors and FOR the ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm. Regardless of the number of shares you own or whether you plan to attend, it is important that your shares be represented and voted at the meeting.
      You may vote in person at the Annual Meeting or you may vote your shares via the Internet, via a toll-free telephone number, or by signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided, as explained on page 1 of the attached proxy statement.
      Your interest and participation in the affairs of VF are most appreciated.

Sincerely,

Mackey J. McDonald
Chairman and Chief
Executive Officer

VF CORPORATION
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 25, 2006
March 23, 2006
To the Shareholders of VF CORPORATION:
      The Annual Meeting of Shareholders of VF Corporation will be held at the O.Henry Hotel, Caldwell Room, 624 Green Valley Road, Greensboro, North Carolina, on Tuesday, April 25, 2006, at 10:30 a.m., for the following purposes:
      (1) to elect four directors to hold office until the 2009 Annual Meeting of Shareholders;
      (2) to ratify the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for fiscal 2006; and
      (3) to transact such other business as may properly come before the meeting and any adjournments thereof.
      A copy of VF’s Annual Report for 2005 is enclosed for your information.
      Only shareholders of record as of the close of business on March 7, 2006 are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

Candace S. Cummings
Vice President — Administration,
General Counsel and Secretary
YOUR VOTE IS IMPORTANT
You are urged to vote your shares via the Internet, through
our toll-free telephone number or by signing, dating and
promptly returning your proxy in the enclosed envelope.

VF CORPORATION
PROXY STATEMENT
For the 2006 Annual Meeting of Shareholders
      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of VF Corporation to be voted at VF’s Annual Meeting of Shareholders on April 25, 2006 and any adjournments of the meeting (the “Meeting”).
ABOUT THE MEETING

What is the purpose of the Meeting?
      At the Meeting, holders of VF Common Stock and Series B ESOP Convertible Preferred Stock (“Series B ESOP Stock”) will vote on the matters described in the notice of the Meeting on the front page of this proxy statement, including the election of four directors, ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for fiscal 2006, and transaction of such other business as may properly come before the Meeting.

Who is entitled to vote at the Meeting?
      Only shareholders of record on March 7, 2006, the record date for the Meeting, are entitled to receive notice of and vote at the Meeting.

What are the voting rights of shareholders?
      Each share of Common Stock is entitled to one vote and each share of Series B ESOP Stock is entitled to two votes on each matter considered at the Meeting.

How do shareholders vote?
      Shareholders may vote at the Meeting in person or by proxy. Proxies validly delivered by shareholders (by Internet, telephone or mail as described below) and received by VF prior to the Meeting will be voted in accordance with the instructions contained therein. If a shareholder’s proxy card gives no instructions, it will be voted as recommended by the Board of Directors. A shareholder may change any vote by proxy before the proxy is exercised by filing with the Secretary of VF either a notice of revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person. Shareholders who vote by telephone or the Internet may also change their votes by re-voting by telephone or the Internet within the time periods listed below. A shareholder’s latest vote, including via the Internet or telephone, is the one that is counted.
      There are three ways to vote by proxy:

1) BY INTERNET: Visit the web site http://www.computershare.com/expressvote. To vote your shares, you must have your proxy/voting instruction card in hand. The web site is available 24 hours a day, seven days a week, and will be accessible UNTIL 11:59 p.m., Eastern Daylight Time, on April 24, 2006;

2) BY TELEPHONE: Call toll-free 1-800-652-VOTE (1-800-652-8683). Shareholders outside of the U.S. and Canada should call 1-781-575-2300. To vote your shares, you must have your proxy/voting instruction card in hand. Telephone voting is accessible 24 hours a day, seven days a week, UNTIL 11:59 p.m., Eastern Daylight Time, on April 24, 2006; or

3) BY MAIL: Mark your proxy/voting instruction card, date and sign it, and return it in the postage-paid (U.S. only) envelope provided. If the envelope is missing, please address your completed proxy/voting instruction card to VF Corporation, c/o Computershare Trust Company, N.A., P.O. Box 43100, Providence, Rhode Island 02940.
      IF YOU VOTE BY INTERNET OR TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY/VOTING INSTRUCTION CARD.
      If you are a beneficial owner, please refer to your proxy card or other information forwarded by your bank, broker or other holder of record to see which of the above choices are available to you.

What constitutes a quorum?
      Shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast must be present at the Meeting in person or by proxy to constitute a quorum for the transaction of business. At the close of business on March 7, 2006, there were 110,725,132 outstanding shares consisting of 109,987,489 shares of Common Stock and 737,643 shares of Series B ESOP Stock. Holders of these outstanding shares are entitled to cast a total of 111,462,775 votes at the Meeting.

What are the Board’s recommendations?
      The Board recommends a vote FOR the election of the four nominees proposed for election as directors and FOR ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for fiscal 2006. If any other matters are brought before the Meeting, the proxy holders will vote as recommended by the Board of Directors. If no recommendation is given, the proxy holders will vote in their discretion. At the date of this proxy statement, we do not know of any other matter to come before the Meeting. Persons named as proxy holders on the accompanying form of proxy/voting instruction card are Mackey J. McDonald, Chairman and Chief Executive Officer of VF, and Candace S. Cummings, Vice President-Administration, General Counsel and Secretary of VF.

What vote is required to approve each item?
      The four nominees for election as directors who receive the greatest number of votes will be elected directors. Ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for fiscal 2006 or approval of any other matter to come before the Meeting requires the affirmative vote of a majority of the votes cast on such matter at the Meeting. Shares of Common Stock and shares of Series B ESOP Stock will vote together as a single class. Withheld votes, abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors or ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for fiscal 2006.

Other Information
      A copy of VF’s Annual Report for the fiscal year ended December 31, 2005 accompanies this proxy statement. No material contained in the Annual Report is to be considered a part of the proxy solicitation material.
      VF’s mailing address is P.O. Box 21488, Greensboro, North Carolina 27420. This proxy statement and the form of proxy/voting instruction card were first mailed or given to shareholders on approximately March 23, 2006.

ITEM NO. 1
ELECTION OF DIRECTORS
      VF’s Board of Directors has nominated the four persons named below to serve as directors until the 2009 Annual Meeting. The persons named in the accompanying form of proxy/voting instruction card intend to vote such proxy for the election as directors of the following nominees. If any nominee becomes unable or unwilling to serve as a director, the proxy holders will vote for such other person or persons as may be nominated by the Board of Directors. The nominees named below have indicated that they are willing to serve if reelected to the VF Board. The Board of Directors may fill vacancies in the Board, and any director chosen to fill a vacancy would hold office until the next election of the class for which such director had been chosen. It is the policy of VF that a substantial majority of the members of its Board of Directors should be independent. Currently, 11 of VF’s 12 directors have been determined by the Board to be independent in accordance with standards adopted by the Board, as set forth in the Board’s Corporate Governance Principles and as attached hereto as Appendix A, and the Listing Standards of the New York Stock Exchange, the principal securities exchange on which VF’s Common Stock is traded.

		Year in Which
		Service as a
Name	Principal Occupation	Director Began

To Serve Until the 2009 Annual Meeting
Robert J. Hurst, 60	Managing Director, Crestview Partners LLC	1994
W. Alan McCollough, 56	Chairman of the Board of Circuit City Stores, Inc.	2000
M. Rust Sharp, 65	Of Counsel to Heckscher, Teillon, Terrill & Sager (Attorneys)	1984
Raymond G. Viault, 61	Retired; former Vice Chairman, General Mills, Inc.	2002

      Mr. Hurst has been a Managing Director of Crestview Partners LLC, a private equity firm, since 2005. Previously, he was Vice Chairman of The Goldman Sachs Group, Inc., an international investment banking and securities firm. Mr. Hurst is a member of the Executive, Finance and Nominating and Governance Committees of the Board of Directors.
      Mr. McCollough has served as Chairman of the Board of Circuit City Stores, Inc. since 2002. He was also Chief Executive Officer of the company from 2002 until his retirement from that position at the end of February 2006, and President of the company from 2002 until 2005. In 2000, he was elected to the company’s board of directors and added the title of Chief Executive Officer. Mr. McCollough is a member of the Compensation and Nominating and Governance Committees of the Board of Directors.
      Mr. Sharp has been Of Counsel to Heckscher, Teillon, Terrill & Sager, a law firm located in West Conshohocken, Pennsylvania, since 1999. He was Of Counsel to Pepper Hamilton LLP, a national law firm headquartered in Philadelphia, Pennsylvania, from 1996 to 1999.

Mr. Sharp is a member of the Executive and Compensation Committees of the Board of Directors. (Also see “Security Ownership of Certain Beneficial Owners and Management.”)
      Mr. Viault was Vice Chairman of General Mills, Inc. with responsibility for General Mills’ Meals, Baking Products, Pillsbury USA and Bakeries and Foodservice businesses until his retirement in 2005. Mr. Viault joined General Mills as Vice Chairman in 1996. Mr. Viault also serves as a director of Safeway Inc., a food and drug retailer in North America, and of Newell Rubbermaid Inc., a consumer products company. He is a member of the Audit and Nominating and Governance Committees of the Board of Directors.

		Year in Which
		Service as a
Name	Principal Occupation	Director Began

Directors Whose Terms Expire at the 2008 Annual Meeting
Juan Ernesto de Bedout, 61	Group President Latin American Operations, Kimberly-Clark Corporation	2000
Ursula O. Fairbairn, 63	President and Chief Executive Officer, Fairbairn Group LLC	1994
Barbara S. Feigin, 68	Consultant	1987
Mackey J. McDonald, 59	Chairman of the Board and Chief Executive Officer of VF	1993

      Mr. de Bedout has served as Group President of Latin American Operations for Kimberly-Clark Corporation, a global health and hygiene company, responsible for business units in Central and South America as well as the Caribbean, since 1999. He is a member of the Audit and Finance Committees of the Board of Directors.
      Mrs. Fairbairn has served as President and Chief Executive Officer, Fairbairn Group LLC, a human resources and executive management consulting company, since April 2005. She served as Executive Vice President — Human Resources & Quality, American Express Co., a diversified global travel and financial services company, from 1996 until her retirement in 2005. Mrs. Fairbairn also serves as a director of Air Products and Chemicals, Inc., Centex Corporation, Circuit City Stores, Inc. and Sunoco, Inc. She is a member of the Executive and Compensation Committees of the Board of Directors. (Also see “Security Ownership of Certain Beneficial Owners and Management.”)
      Mrs. Feigin has been a Consultant specializing in strategic marketing and branding since 1999. She served as Executive Vice President and Worldwide Director of Strategic Services of Grey Advertising Inc. from 1983 until her retirement from that position in 1999. Mrs. Feigin also serves as a director of Circuit City Stores, Inc. She is a member of the Audit and Nominating and Governance Committees of the Board of Directors.

      Mr. McDonald has served as Chairman and Chief Executive Officer of VF Corporation since 1998. He also served as President from 1993 until March 2006. Mr. McDonald was elected a director of VF in 1993 and Chief Executive Officer in 1996. Mr. McDonald joined VF’s Lee division in 1983 and served in various managerial positions with VF’s subsidiaries until 1991 when he was named a VF Group Vice President. He is a director of Wachovia Corporation, Hershey Foods Corporation, and, since November 2002, Tyco International Ltd. Mr. McDonald is Chairman of the Executive Committee and serves as an ex officio member of all other committees of the Board, except the Audit, Nominating and Governance and Compensation Committees.

		Year in Which
		Service as a
Name	Principal Occupation	Director Began

Directors Whose Terms Expire at the 2007 Annual Meeting
Edward E. Crutchfield, 64	Retired; former Chairman and Chief Executive Officer, First Union Corporation	1992
George Fellows, 63	President and Chief Executive Officer, Callaway Golf Company	1997
Daniel R. Hesse, 52	Chief Executive Officer, Local Telecommunications Division of Sprint Nextel Corporation	1999
Clarence Otis, Jr., 49	Chief Executive Officer, Darden Restaurants, Inc.	2004

      Mr. Crutchfield was Chairman and Chief Executive Officer of First Union Corporation (now known as Wachovia Corporation), a banking and financial services company, from 1985 until his retirement in 2000. Mr. Crutchfield serves as a director of The Liberty Corp., a television broadcasting company. He is a member of the Executive, Compensation and Finance Committees of the Board of Directors.
      Mr. Fellows is President and Chief Executive Officer of Callaway Golf Company and a member of its Board of Directors. Previously, he served as a consultant to Investcorp International, Inc. and other private equity firms from 2000 through July 2005, and served as President and Chief Executive Officer of Revlon, Inc. and of Revlon Consumer Products Corporation from 1997 through 1999. He is a member of the Audit and Nominating and Governance Committees of the Board of Directors.
      Mr. Hesse is Chief Executive Officer of the Local Telecommunications Division of Sprint Nextel Corporation. He previously served as the Chairman, President and Chief Executive Officer of Terabeam Corporation, a telecommunications company, from 2000 until 2004. Prior to his service at Terabeam, Mr. Hesse served as President and Chief Executive Officer of AT&T Wireless Services. He also serves as a director of Nokia Corporation, a mobile communications company. He is a member of the Finance and Compensation Committees of the Board of Directors.

      Mr. Otis is the Chief Executive Officer of Darden Restaurants, Inc. Previously, he served as the Executive Vice President of Darden Restaurants, Inc., and President of its Smokey Bones Restaurants division, from December 2002 until December 2004. He served as Executive Vice President and Chief Financial Officer of Darden Restaurants from April 2002 to December 2002 and Senior Vice President and Chief Financial Officer from 1999 to 2002. Mr. Otis also serves as a director of Darden Restaurants, Inc., Verizon Communications, Inc. and St. Paul’s Travelers Property Casualty Corp., a property casualty insurance company. He is a member of the Audit and Nominating and Governance Committees of the Board of Directors.
CORPORATE GOVERNANCE AT VF
      As provided by the Pennsylvania Business Corporation Law and VF’s By-Laws, VF’s business is managed under the direction of its Board of Directors. Members of the Board are kept informed of VF’s business through discussions with the Chairman and CEO and other officers, by reviewing VF’s annual business plan and other materials provided to them and by participating in meetings of the Board and its committees. In addition, to promote open discussion among the independent directors, those directors meet in regularly scheduled executive sessions without management present. During 2005, the independent directors met in executive session without management present five times. The chairs of the Nominating and Governance, Audit and Compensation Committees of the Board preside at meetings or executive sessions of non-management directors on a rotating basis.
Corporate Governance
      VF’s Board of Directors has a long-standing commitment to sound and effective corporate governance practices. A foundation of VF’s corporate governance is the Board’s policy that a substantial majority of the members of the Board should be independent. This policy is included in the Board’s written Corporate Governance Principles, which address a number of other important governance issues such as:

•	qualifications for Board membership;

•	mandatory retirement for Board members at age 70;

•	a requirement that directors submit their resignation for consideration upon a substantial change in principal occupation or business affiliation;

•	Board leadership;

•	committee responsibilities;

•	Board consideration of majority shareholder votes;

•	authority of the Board to engage outside independent advisors as it deems appropriate;

•	succession planning for the chief executive officer; and

•	annual Board self-evaluation.

      In addition, the Board of Directors has for many years had in place formal charters stating the powers and responsibilities of each of its committees.
      The Board’s Corporate Governance Principles, the Audit, Nominating and Governance, Compensation and Finance Committee charters, code of business conduct and ethics applicable to the principal executive officer, the principal financial officer, and the principal accounting officer as well as other employees and all directors of VF, and other corporate governance information are available on VF’s web site (www.vfc.com) and will be provided free of charge to any person upon request directed to the Secretary of VF at P.O. Box 21488, Greensboro, North Carolina 27420. Anyone wishing to communicate directly with the non-management members of the Board of Directors (including the directors who preside at meetings or executive sessions of non-management directors) may contact the Chairman of the Nominating and Governance Committee, c/o the Secretary of VF at the address set forth in the preceding sentence, or call the VF Ethics Helpline at 1-877-285-4152 or send an email message to corpgov@vfc.com.
      Management has reviewed internally and with the Board of Directors the provisions of the Sarbanes-Oxley Act of 2002, and the related rules of the Securities and Exchange Commission and the New York Stock Exchange Listing Standards regarding corporate governance policies and procedures. We believe that the Board’s Corporate Governance Principles and committee charters meet these requirements.
Board of Directors
      In accordance with VF’s By-Laws, the Board of Directors has set the number of directors at 12. Eleven of VF’s directors are non-employee directors. The Board considered transactions and relationships between each director and members of his or her immediate family and VF and determined that 11 of VF’s 12 directors are free of any material relationship with VF, other than their service as directors, and are “independent” directors both under the New York Stock Exchange Listing Standards and the categorical standards adopted by the Board that are part of the Corporate Governance Principles and are attached hereto as Appendix A. The Board determined that Mrs. Fairbairn and Mrs. Feigin and Messrs. Crutchfield, de Bedout, Fellows, Hesse, Hurst, McCollough, Otis, Sharp and Viault are independent directors and that Mr. McDonald is not an independent director.
      During 2005, VF’s Board of Directors held eight meetings. Under VF’s Corporate Governance Principles, directors are expected to attend all meetings of the Board, all meetings of committees of which they are members and the annual meetings of shareholders. Every member of the Board attended at least 75% of the total number of meetings of the Board and all committees on which he or she served, and every member of the Board attended the annual meeting of shareholders in 2005.
Board Committees and Their Responsibilities
      The Board has Executive, Audit, Finance, Nominating and Governance, and Compensation Committees. The Board has determined that each of the members of the Audit, Nominating and Governance and Compensation Committees is independent. Each of these committees is governed by a written charter approved by the Board of Directors. Each is required to perform an annual self-evaluation and each committee may engage outside independent advisors as the committee deems appropriate. A brief description of the responsibilities of the Audit, Finance, Nominating and Governance and Compensation Committees follows.
      Audit Committee: The Audit Committee monitors and makes recommendations to the Board concerning the financial policies and procedures to be observed in the conduct of VF’s affairs. Its duties include:

•	selecting the independent registered public accounting firm for VF;

•	reviewing the scope of the audit to be conducted by the independent registered public accounting firm;

•	meeting with the independent registered public accounting firm concerning the results of their audit and VF’s selection and disclosure of critical accounting policies;

•	reviewing with management and the independent registered public accounting firm VF’s annual and quarterly statements prior to filing with the Securities and Exchange Commission;

•	overseeing the scope and adequacy of VF’s system of internal accounting controls;

•	preparing a report to shareholders annually for inclusion in the proxy statement; and

•	serving as the principal liaison between the Board of Directors and VF’s independent registered public accounting firm.
      As of the date of this proxy statement, the members of the committee are Messrs. Fellows (Chairman), de Bedout, Otis and Viault and Mrs. Feigin. The committee held eight meetings during 2005. The Board of Directors has determined that all of the members of the Committee are independent as independence for audit committee members is defined in the New York Stock Exchange Listing Standards and the Securities and Exchange Commission regulations and are financially literate. The Board of Directors has further determined that Messrs. Fellows, Otis and Viault qualify as “audit committee financial experts” in accordance with the definition of “audit committee financial expert” set forth in the Securities and Exchange Commission regulations and have accounting and related financial management expertise within the meaning of the Listing Standards of the New York Stock Exchange. Messrs. Fellows, Otis and Viault acquired those attributes through acting as or actively overseeing a principal financial officer or principal accounting officer of a public company. Each of them has experience overseeing or assessing the performance of companies with respect to the evaluation of financial statements in their roles as chairman and chief executive officer, vice chairman or president of a public company. In addition to his service as vice chairman of General Mills, Mr. Viault acted as chief financial officer of General Mills for two years and currently serves on the audit committee of another public company.

      Finance Committee: The Finance Committee monitors and makes recommendations to the Board concerning the financial policies and procedures of VF. The responsibilities of the committee include reviewing and recommending to the Board actions concerning:

•	dividend policy;

•	changes in capital structure, including debt or equity issuances;

•	the financial aspects of proposed acquisitions or divestitures; and

•	VF’s annual capital expenditure budgets and certain capital projects.
      As of the date of this proxy statement, the members of the committee are Messrs. Crutchfield (Chairman), de Bedout, Hesse and Hurst. The committee held five meetings during 2005.
      Nominating and Governance Committee: The responsibilities of the Nominating and Governance Committee include:

•	screening potential candidates for director and recommending candidates to the Board of Directors;

•	recommending to the Board a succession plan for the Chairman of the Board and Chief Executive Officer; and

•	reviewing and recommending to the Board governance policies and principles for VF.
      The committee generally identifies nominees for director by engaging a third party search firm whose function is to assist in the identification of potential nominees. The search firm is paid a fee for its services. Candidates are selected for their character, judgment, business experience and acumen. The committee will consider suggestions received from shareholders regarding nominees for election as directors, which should be submitted to the Secretary of VF. If the committee does not recommend a nominee proposed by a shareholder for election as a director, then the shareholder seeking to propose the nominee would have to follow the formal nomination procedures set forth in VF’s By-Laws. VF’s By-Laws provide that a shareholder may nominate a person for election as a director if written notice of the shareholder’s intent to nominate a person for election as a director is received by the Secretary of VF (1) in the case of an annual meeting, not less than 150 days prior to the date of the annual meeting or (2) in the case of a special meeting at which directors are to be elected, not later than seven days following the day on which notice of the meeting was first mailed to shareholders. The notice must contain specified information about the shareholder and the nominee, including such information as would be required to be included in a proxy statement pursuant to the rules and regulations established by the Securities and Exchange Commission under the Securities Exchange Act of 1934. The committee’s policy with regard to consideration of any potential director is the same for candidates recommended by shareholders and candidates identified by other means. As of the date of this proxy statement, the members of the committee are Mrs. Feigin (Chairman) and Messrs. Fellows, Hurst, McCollough, Otis and Viault. The committee held four meetings during 2005.

      Compensation Committee: The responsibilities of the Compensation Committee include:

•	reviewing and approving VF’s goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of these goals and objectives, and setting the Chief Executive Officer’s compensation level based on this evaluation;

•	annually reviewing the performance evaluations of the other executive officers of VF;

•	administering and interpreting VF’s employee incentive compensation plans, in accordance with the terms of each plan; and

•	preparing a report to shareholders annually for inclusion in the proxy statement.
      The members of the committee are Mrs. Fairbairn (Chairman) and Messrs. Crutchfield, Hesse, McCollough and Sharp. The committee held six meetings during 2005.

Committee Membership and Number of Meetings Held

Nominating and
	Audit	Compensation	Governance	Finance
Director	Committee	Committee	Committee	Committee

Edward E. Crutchfield		Member		Chairman

Juan Ernesto de Bedout	Member			Member

Ursula O. Fairbairn		Chairman

Barbara S. Feigin	Member		Chairman

George Fellows	Chairman		Member

Daniel R. Hesse		Member		Member

Robert J. Hurst			Member	Member

W. Alan McCollough		Member	Member

Clarence Otis, Jr.	Member		Member

M. Rust Sharp		Member

Raymond G. Viault	Member		Member

Number of Meetings	8	6	4	5

Directors’ Compensation
      The components of directors’ compensation are cash retainer, committee fees and equity-based grants. Directors’ compensation increased for 2006. Effective January 1, 2006, each director other than Mr. McDonald receives an annual retainer of $45,000 (unchanged from 2005), payable in quarterly installments, plus a fee of $1,500 for each Board meeting attended (increased from $1,250 in 2005). Each director who serves on a committee is paid $1,500 for each meeting attended (increased from $1,250 in 2005). Each director serving as chairman of a committee also receives an additional retainer of $5,000 per year (unchanged from 2005). Each director is paid $1,000 per day (unchanged from 2005) for special assignments in connection with Board or committee activity as designated by the Chairman of the Board. Travel and lodging expenses are reimbursed. Mr. McDonald, the only director who is also an employee of VF, does not receive any compensation in addition to his regular compensation for attendance at meetings of the Board or any of its committees. Each director may elect to defer all or part of his or her retainer and fees into equivalent units of VF Common Stock under the VF Deferred Savings Plan for Non-Employee Directors. All Common Stock equivalent units receive dividend equivalents. Deferred sums, including Common Stock equivalent units, are payable in cash to the participant upon termination of service or such later date specified in advance by the participant. Eight directors elected to defer compensation in 2005. VF does not provide pension, medical or life insurance benefits to its non-employee directors. Directors traveling on VF business are covered by VF’s business travel accident insurance policy which generally covers all VF employees and directors.
      In order to link compensation of directors to VF’s stock performance, each director is eligible to receive grants of non-qualified stock options to purchase shares of Common Stock and restricted awards (restricted stock or restricted stock units) under VF’s 1996 Stock Compensation Plan. In 2006, stock options were granted to non-employee directors in the amount of 5,800 (increased from 5,400 in 2005). Such options have an exercise price equal to fair market value at the date of grant, have a stated term of ten years and become exercisable one year after the date of grant. Options are exercisable only so long as the optionee remains a director of VF except that, subject to earlier expiration of the option term, options are not forfeited and are exercisable for 36 months after the director’s retirement or death and 36 months after termination due to disability. It is VF’s policy to strongly encourage stock ownership by VF directors to closely align the interests of management and shareholders. Accordingly, directors are expected to accumulate, over a specific period of time, and then retain, shares having a fair market value equal to three times their annual retainer.
      From time to time directors attend formal training programs in areas relevant to the discharge of their duties as directors. VF reimburses expenses incurred by directors attending such programs.

      Each director is eligible to participate in VF’s matching gift program for institutions of higher learning and National Public Television and Radio up to an aggregate of $10,000 per year.

Stock Options, Retainer and Fees Received by the Independent Directors in 2005

	Stock Option				Total Cash
Director	Award	Retainer	Chair Fees	Meeting Fees	Compensation

Edward E. Crutchfield	5,400	$45,000	$5,000	$23,750	$73,750

Juan Ernesto de Bedout	5,400	45,000	0	26,250	71,250

Ursula O. Fairbairn	5,400	45,000	5,000	16,250	66,250

Barbara S. Feigin	5,400	45,000	5,000	25,000	75,000

George Fellows	5,400	45,000	5,000	22,500	72,500

Daniel R. Hesse	5,400	45,000	0	18,750	63,750

Robert J. Hurst	5,400	45,000	0	18,750	63,750

W. Alan McCollough	5,400	45,000	0	22,500	67,500

Clarence Otis, Jr.	5,400	45,000	0	22,500	67,500

M. Rust Sharp	5,400	45,000	0	17,500	62,500

Raymond G. Viault	5,400	45,000	0	23,750	68,750

EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
      The Compensation Committee (the “Committee”) reports as follows with respect to compensation of executive officers for the fiscal year ended December 31, 2005:
Principles of Executive Compensation Program
      The goals of VF’s Executive Compensation Program (the “Program”) are to attract and retain highly competent executives, to provide incentives for achieving and exceeding VF’s short-term and long-term financial goals and to align the financial objectives of VF’s executives with those of its shareholders, both in the short and long term. The Committee has retained an outside consultant to assist the Committee in developing the Program to realize these goals. The outside consultant is engaged by, and reports directly to, the Committee. The outside consultant attends all meetings of the Committee.
      The Program incorporates three compensation objectives. First, the Program seeks to offer total compensation that is competitive with other large U.S.-based companies with which VF may compete for executive talent. Second, the Program aims to provide annual incentives to executives based on corporate and individual performance and to reward superior performance with superior levels of compensation. Third, the Program seeks to maximize long-term total shareholder return by providing executives with incentives tied to stock ownership and value, thus aligning interests of shareholders and executives. VF balances each of the Program’s objectives by establishing target compensation levels for executive pay that are achieved through a combination of base salary, annual cash incentives and long-term incentives consisting of performance-contingent Common Stock units and stock options.
      VF’s philosophy is that a significant portion of each executive’s total compensation should be at-risk based on VF’s financial performance. The at-risk components of total compensation are progressively greater for higher level positions. For 2005, the at-risk components of the targeted cash compensation and performance-contingent Common Stock unit packages ranged from 73% for the Chief Executive Officer to between 63% and 68% for the other executive officers named in this proxy statement. Stock options, which are not included in these at-risk calculations, are completely at risk because they have no value to recipients unless the stock price appreciates above the exercise price during the period in which the option is exercisable.
Competitive Compensation Targets
      Total compensation targets, consisting of base salary, annual incentive awards and long-term incentive awards, are set annually for designated management positions. The Committee used information provided by Towers Perrin, its outside compensation consultant, regarding its executive compensation database, which includes executive compensation data for over 500 large U.S.-based companies (the “Comparison Group”), as well as information about companies within the S&P 1500 Apparel, Accessories & Luxury Goods Index to establish compensation targets for 2005. In general, VF targets total direct compensation for each VF executive officer to be competitive with compensation paid to executives in comparable positions within VF’s Comparison Group based on targeted performance goals established by the Committee. Benefits and indirect compensation are set at levels intended to be competitive but are not included in the Committee’s evaluation of total direct compensation.
      Base Salary: Salary ranges and individual salaries for senior executives are reviewed annually by the Committee. In determining individual salaries, the Committee considers the scope of job responsibilities, individual contribution, VF’s salary budget, tenure, labor market conditions and current compensation, as compared to market practice, based on guidance provided by the Committee’s outside compensation consultant.
      Annual Incentives: Under the VF Executive Incentive Compensation Plan (“EIC Plan”), performance goals are set each year by the Committee. In 2005, performance goals were based on VF’s reported earnings per share (excluding the effects of extraordinary and non-recurring items and change in accounting policy for the expensing of stock-based compensation), net sales of existing businesses and net sales of recent acquisitions. The Committee establishes a fixed percentage of the mid-point of each executive’s salary grade as the executive’s targeted annual incentive opportunity under the EIC Plan. Depending upon the level of achievement of each of the performance goals, annual cash awards could range from 0% to 200% of the targeted incentive opportunity for each EIC Plan participant. For the years 2003, 2004 and 2005, levels of achievement of performance goals under the EIC Plan have ranged between 98% and 171% of the targeted incentive opportunity. The maximum individual award is $3,000,000 plus the amount of the participant’s unused annual limit as of the close of the previous year. The Committee may exercise discretion to reduce awards under the EIC Plan generally or for any individual participant. While it is the policy of the Committee to provide opportunities for annual incentive compensation for achievement of pre-established performance goals based primarily on financial measures, the Committee also retains discretion to pay bonuses apart from the EIC Plan reflecting its subjective assessment of the value of accomplishments of VF’s executive officers which, in the Committee’s view, cannot always be anticipated in advance or reflected in such pre-established goals.
      Long-Term Incentives: Long-term incentives consist of performance-contingent Common Stock units and stock options.
      Under VF’s Mid-Term Incentive Plan (implemented under the VF 1996 Stock Compensation Plan) as in effect for the three-year performance cycle 2003-2005, executives were awarded performance-contingent Common Stock units which gave them the opportunity to earn shares of VF Common Stock. Actual pay-out of these shares for the three-year performance cycle 2003-2005 could be made if VF’s average total shareholder return (Common Stock price change plus dividend yield) for the three-year performance period compared favorably to that of a performance peer group, or alternatively, if a specified increase in earnings per share was achieved in the last year of the performance period. For the three-year performance period ended December 31, 2005, the performance peer group consisted of 15 companies significantly engaged in the apparel industry. Depending on the level of achievement of the performance goal, each participant may earn from 0% to 200% of the number of performance-contingent Common Stock units, plus dividend equivalents, targeted by the Committee. For the years 2003, 2004 and 2005, pay-outs have ranged from 50% to 95% of the targeted number of performance-contingent Common Stock units. Awards are paid in shares of VF Common Stock. At the election of a participant, receipt of awards may be deferred until retirement or until dates specified by the participant.
      For three-year performance cycles beginning in 2004 and thereafter, awards under the 2004 Mid-Term Incentive Plan will depend on the level of achievement of performance goals set by the Committee at the beginning of each performance cycle. The Committee has determined that actual pay-out of shares awarded for the three-year performance cycles beginning in 2004, 2005 and 2006 is determined based on the average level of achievement of the performance goals under the EIC Plan during the three years of the performance period.
      Stock options are typically granted annually under the VF 1996 Stock Compensation Plan. Non-qualified stock options have a stated term of ten years and become exercisable not less than one year after the date of grant. Options are exercisable only so long as the option holder remains an employee of VF or its subsidiaries, except that, subject to earlier expiration of the option term, and to the specific terms and definitions contained in the Stock Compensation Plan, options generally remain exercisable during the period severance payments (if any) are made in the case of involuntary termination of employment, for 36 months after death or retirement or for 36 months after termination of employment due to disability. The Committee determines a value of options granted to executive officers as a component of the total targeted compensation. This value is based on an accepted valuation methodology.
      The size of individual grants of performance-contingent Common Stock units and options generally increase with the level of responsibility of the executive officer. The grants to each executive officer named in this proxy statement also depend upon the Committee’s assessment of the individual’s performance. The Committee does not assign specific weighting to these factors.
      Stock Ownership Commitment: It is VF’s policy to strongly encourage stock ownership by VF senior management. This policy closely aligns the interests of management with those of the shareholders. Senior executives are subject to share ownership guidelines that require them to accumulate, over a five year period, and then retain, shares of VF Common Stock having a market value ranging from one to five times annual base salary, depending upon the position. The Chief Executive Officer and the other named executive officers are required to accumulate VF Common Stock having market values as follows:

Share Ownership Guidelines

Officer	VF Common Stock having a market value of

Chief Executive Officer	five times annual base salary

Other named executive officers	three times annual base salary

      Until a senior executive has met the targeted ownership level, whenever he or she exercises a stock option, he or she must retain shares equal to 50% of the after-tax value of each option exercised.
Summary of Actions Taken by the Compensation Committee
2005 Base Salary Increases
      At its February 2005 meeting, the Committee approved salary increases to be effective as of January 1, 2005. The base salary increase for each executive officer was based on (i) the Committee’s adjustment of the executive’s salary grade range, if appropriate, based on market guidance provided by the Committee’s outside compensation consultant, (ii) the Committee’s assessment of the individual’s salary within his or her salary grade based on the individual’s performance and (iii) VF’s overall merit increase budget for 2005 of approximately 3% for salaries of senior employees after adjustment for salary range changes. Also, in May 2005, Mr. Shearer, Mr. Wiseman and Mr. Derhofer received interim salary adjustments commensurate with changes in their job responsibilities.
Annual Incentive Awards
      At its February 2005 meeting, the Committee established the 2005 EIC Plan performance target and the targeted annual incentive awards for each participating executive as described above. At its February 2006 meeting, the Committee granted EIC Plan awards to the named executive officers based on the level of achievement of the EIC Plan performance target for 2005, resulting in pay-outs of up to 139% of the targeted awards.

Long-Term Incentive Awards
      At its February 2005 meeting, the Committee reviewed VF’s philosophy with respect to stock option grants. In order to instill an entrepreneurial spirit among its employees, it is VF’s practice to grant stock-based awards to a significant number of management-level employees. In 2005, stock options were granted to 706 management-level employees. The stock options awarded to the named executive officers were based on the Committee’s assessment of the individual’s total compensation from a competitive perspective, within the guidelines established by the Committee, and the executive’s performance.
      At the February 2005 meeting, the Committee established target awards of performance-contingent Common Stock units for the 121 participants in the Mid-Term Incentive Plan for the 2005-2007 performance cycle. At the February 2006 meeting, the Committee approved awards to the 27 participants in the Mid-Term Incentive Plan for the three-year performance period 2003-2005. These awards were based on the level of achievement of comparative total shareholder return over the performance period. Executive officer participants were awarded 80% of the target number of shares of Common Stock potentially earnable under the Mid-Term Incentive Plan for the 2003-2005 performance period.
Compensation of the Chief Executive Officer
      The fiscal year 2005 compensation for Mr. McDonald, VF’s Chief Executive Officer, consisted of base salary, an annual incentive award and long-term incentive awards. The Committee determined the level for each of these elements using methods consistent with those used for other senior executives.
      Mr. McDonald’s base salary was increased to $1,100,000 in 2005. In determining Mr. McDonald’s 2005 annual incentive the Committee noted, among other things, that for the year 2005 VF’s total revenue rose 6% to $6,502.4 million from $6,124.6 million in 2004, net income rose 9% to $518.5 million from $474.7 million, before a one-time after tax cumulative effect adjustment related to the early adoption of Financial Accounting Standards Board Statement No. 123 (Revised 2004), Share-Based Payments, which requires the expensing of stock options. Earnings per share before the change in accounting were $4.69 in 2005, an increase of 11% over the $4.21 per share in 2004. Including the cumulative effect adjustment, net income in 2005 was $506.7 million or $4.44 per share. The Committee also considered Mr. McDonald’s performance against pre-established goals in a number of areas including building lifestyle brands, expanding VF’s share with certain major customers, stretching VF’s brands to new geographies, leveraging VF’s supply chain capabilities, leadership development and succession planning, and maintaining a high level of confidence in VF management by the financial community.
      Based on the foregoing evaluation and the level of achievement of the EIC Plan performance target for 2005, Mr. McDonald received an annual incentive award of $1,474,000 for 2005.
      Mr. McDonald was granted options for 250,000 shares of VF Common Stock in 2005 based on the Committee’s assessment of competitor compensation data, together with the projection of total targeted compensation within the guidelines described above, and the Committee’s assessment of Mr. McDonald’s performance.

      Mr. McDonald was awarded 6,271 shares of Common Stock for the 2003-2005 performance period under the Mid-Term Incentive Plan. The basis for this pay-out is described above. Mr. McDonald’s target award under the Mid-Term Incentive Plan for the 2005-2007 performance cycle was set at 50,100 shares. As in the case of other long-term incentive awards, this grant level was determined based on the Committee’s projection of total targeted compensation within the guidelines described above and the Committee’s assessment of Mr. McDonald’s performance.
      At its February 2006 meeting, the Board of Directors increased Mr. McDonald’s salary to $1,140,000. The Committee granted him options to purchase 273,000 shares of VF Common Stock and set his target award under the Mid-Term Incentive Plan for the 2006-2008 performance cycle at 60,300 shares.
      The Committee has reviewed all components of Mr. McDonald’s compensation, including salary, bonus, equity and long-term incentive compensation, stock option and restricted stock gains, the dollar value to the executive and the cost to VF of all perquisites and other personal benefits, pay-out obligations under VF’s pension plan, pay-out obligations under VF’s Supplemental Executive Retirement Plan (“SERP”), pay-out obligations under VF’s deferred compensation plan, and projected pay-out obligations under several termination of employment scenarios, including voluntary termination and change-in-control scenarios, affixing dollar amounts under the various pay-out scenarios. Tally sheets setting forth all the above components were reviewed by the Committee. Based on this review, the Committee finds Mr. McDonald’s total compensation to be consistent with the overall compensation philosophy of VF, appropriate in relationship to his peers, and reflective of the Committee’s assessment of his performance as Chief Executive Officer.
Tax Deductibility Considerations
      Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of compensation in excess of $1 million paid to the executive officers named in this proxy statement, unless certain requirements are met. Stock options and certain performance-based awards under the 1996 Stock Compensation Plan are designed to meet these requirements as are annual bonuses under VF’s EIC Plan. It is the present intention of the Compensation Committee to preserve the deductibility of compensation under Section 162(m) to the extent the Committee believes that to do so is consistent with the best interests of shareholders; however, tax deductibility is only one consideration in determining the type and amount of compensation. The Board of Directors maintains discretion to set salaries and grant awards based on the Board’s assessment of individual performance and other relevant factors. Such salaries and awards may not meet the requirements for full deductibility of Section 162(m). In making compensation decisions the Board takes into consideration any potential loss of deductibility.
Ursula O. Fairbairn, Chairman
Edward E. Crutchfield
Daniel R. Hesse
W. Alan McCollough
M. Rust Sharp

      The following table sets forth a summary of the compensation paid or accrued for the years 2003 through 2005 by VF to or for the benefit of the named executive officers.
SUMMARY COMPENSATION TABLE

					Long-Term
					Compensation
		Annual Compensation			Awards[1]		Payouts

						Securities
				Other	Restricted	Underlying
				Annual	Stock	Options/	LTIP	All Other
Name and				Compen-	Award(s)	SARs	Pay-outs	Compen-
Principal Position	Year	Salary($)	Bonus($)	sation($)[2]	($)	(#)	($)	sation($)[4]

Mackey J. McDonald	2005	$1,100,000	$1,474,000	—	$550,500 [3]	250,000	$345,971	$12,500
Chairman, President and	2004	990,000	1,985,000	—	—	213,400	198,869	12,500
Chief Executive Officer[5]	2003	990,000	1,039,500	—	—	350,000	169,733	12,500

George N. Derhofer	2005	514,700	485,000	—	—	44,700	105,429	12,500
Senior Vice President —	2004	465,200	579,200	—	—	43,600	60,609	12,500
Global Operations	2003	410,000	330,000	—		44,700	51,710	12,500

John P. Schamberger	2005	557,300	514,000	—	—	55,700	126,946	12,500
Vice President and	2004	541,100	614,000	—	—	54,300	72,994	12,500
Chairman —	2003	525,300	355,000	—	—	100,000	62,251	12,500
Cross Coalition
Management

Robert K. Shearer	2005	514,400	449,000	—	—	44,700	105,429	12,500
Senior Vice President and	2004	481,700	579,200	—	—	43,600	60,609	12,500
Chief Financial Officer	2003	440,000	325,000	—	—	80,000	51,710	12,500

Eric C. Wiseman	2005	575,900	631,000	—	—	55,700	126,946	12,500
Executive Vice	2004	485,600	698,700	—	—	54,300	72,994	12,500
President —	2003	423,300	315,000	—	—	80,000	62,251	12,500
Global Brands[5]

[1]	The aggregate target number and aggregate value of performance-contingent Common Stock units earnable for the three-year performance cycles ending in 2006 and 2007 by the named executive officers at December 31, 2005, were as follows: Mr. McDonald — 117,900, $6,524,586; Mr. Derhofer — 24,731, $1,368,614; Mr. Schamberger — 30,839, $1,706,630; Mr. Shearer — 24,731, $1,368,614; and Mr. Wiseman — 30,839, $1,706,630. If designated performance levels corresponding to a maximum earning of performance-contingent Common Stock units are achieved, the number of units that may be earned and the related dollar values for each executive officer in the preceding sentence would double. Dividend equivalents accrue on these performance-contingent Common Stock units. In the case of Mr. McDonald, at December 31, 2005, the performance-contingent Common Stock units potentially earnable assuming target performance, together with restricted stock units held at December 31, 2005 (see footnote 3 below), totaled 127,900 in number with a value at that date of $7,077,986.

[2]	The incremental cost to VF of perquisites and other personal benefits provided to each named executive officer did not exceed the lesser of $50,000 or 10% of the executive’s Salary plus Bonus.

[3]	Mr. McDonald received an award of 10,000 restricted stock units on February 7, 2005. These restricted stock units will vest on February 7, 2007. Dividend equivalents accrue on these restricted stock units.

[4]	The amount in this column for 2005 represents VF’s matching contribution under the Executive Deferred Savings Plan.

[5]	From May 2005 until March 2006, Mr. Wiseman served as Executive Vice President — Global Brands. Mr. Wiseman was named President and Chief Operating Officer in March 2006. Mr. McDonald, Chairman, President and Chief Executive Officer prior to Mr. Wiseman’s election as President and Chief Operating Officer, continues to serve as Chairman and Chief Executive Officer.

LONG-TERM INCENTIVE AWARDS
Stock Options
      This table sets forth for the named executive officers information regarding the grant of stock options by VF in the 2005 fiscal year and their potential realizable values. All stock options were granted under VF’s 1996 Stock Compensation Plan, as amended, which is a shareholder-approved plan. This Plan is VF’s only plan under which stock options and other equity awards are granted.
Options Granted in the Last Fiscal Year

					Potential Realizable Value
					at Assumed Annual Rates
					of Stock Price Appreciation
Individual Grants[1]					for Option Term[2]

	Number of	% of Total
	Securities	Options	Exercise
	Underlying	Granted to	or Base
	Options	Employees in	Price	Expiration
Name	Granted(#)	Fiscal Year	($/Sh)	Date	5%	10%

M.J. McDonald	250,000	10.4%	$60.20	2/10/2015	$9,465,000	$23,985,000
G.N. Derhofer	44,700	1.9%	$60.20	2/10/2015	1,691,000	4,288,000
J.P. Schamberger	55,700	2.3%	$60.20	2/10/2015	2,108,000	5,343,000
R.K. Shearer	44,700	1.9%	$60.20	2/10/2015	1,691,000	4,288,000
E.C. Wiseman	55,700	2.3%	$60.20	2/10/2015	2,108,000	5,343,000

[1]	All of the options were non-qualified stock options granted in February 2005. Each option becomes vested and exercisable in thirds on the first, second and third anniversaries of the date of grant, respectively. Options generally become fully vested and exercisable upon a Change in Control. All options have a ten-year term but, in the event of certain terminations of the optionee’s employment, the option will expire on an accelerated basis, as follows: 36 months after retirement or death; 36 months after termination due to disability; at the end of the period severance payments are made (if any) in the case of involuntary termination; and at the time of any voluntary termination.

[2]	The dollar gains under these columns result from calculations assuming 5% and 10% growth rates as set by the Securities and Exchange Commission and are not intended to forecast future price appreciation of VF Common Stock. It is important to note that options will result in receipt of no value to recipients, including the named executive officers, unless the stock price appreciates above the exercise price shown in the table during the period in which the option is exercisable.

     The following table sets forth for the named executive officers information regarding stock options exercised by them during the 2005 fiscal year, together with the number and value of stock options held at 2005 fiscal year end, each on an aggregate basis.

Aggregated Option Exercises in the 2005 Fiscal Year and Fiscal Year-End Option Values

					Value of
			Number of		Unexercised
			Unexercised		In-the-Money
			Options at		Options at
			Fiscal Year-End		Fiscal Year-End[1]

	Number of		(#)		($)
	Shares Acquired	Value	Exercisable/		Exercisable/
Name	on Exercise(#)	Realized($)	Unexercisable		Unexercisable

M.J. McDonald	—	—	1,268,530/	508,932	$22,131,866/	$3,919,136
G.N. Derhofer	138,000	$3,133,004	147,868/	100,432	2,414,536/	859,408
J.P. Schamberger	96,667	2,389,104	118,000/	125,233	1,634,774/	1,072,874
R.K. Shearer	36,100	1,182,551	276,768/	100,432	4,633,492/	859,408
E.C. Wiseman	—	—	273,434/	118,566	4,808,201/	934,601

[1]	Market value of underlying shares at fiscal year-end based on the fiscal year-end market price of $55.34 per share, minus the exercise price.
Performance-Contingent Common Stock Units
      This table gives information concerning the awards to the named executive officers made in 2005 for the three-year performance period of 2005 through 2007 under the Mid-Term Incentive Plan, a subplan under the VF 1996 Stock Compensation Plan. Under this Plan, the executives were awarded performance-contingent Common Stock units, which gives them the opportunity to earn shares of VF Common Stock. Actual pay-out of these shares is determined based on the average level of achievement of the performance goals under the EIC Plan during the three years of the performance period. The EIC Plan performance goals for 2005 were, and those set for 2006 are, based on earnings per share (excluding the effects of extraordinary and non-recurring items and change in accounting policy for the expensing of stock-based compensation) and net sales. The Compensation Committee will set new EIC Plan performance goals in 2007, although the Committee retains discretion to set performance goals under this Plan that differ from those under the EIC Plan. In order for the CEO and certain other highly compensated executives to earn Common Stock units under this Plan, in addition to meeting the other goals under the Plan, the Company must have positive earnings per share throughout the performance period. These awards are forfeitable upon an executive’s termination of employment, except (i) a pro rata portion of the award will be deemed earned in the event of death, disability, or retirement, (ii) a pro rata portion of the award will be deemed earned in the event of a termination by the Company without cause prior to a change in control, with pro ration based on the part of the performance period in which the executive remained employed plus any period during which severance payments will be made, and (iii) the full award at the higher of target performance or actual performance achieved through the date of termination will be deemed earned in the event of a termination by the Company without cause or by the executive for good reason after a change in control.

Long-Term Incentive Plans — Awards in Last Fiscal Year

	Estimated Future Pay-out Under
	Non-Stock Price-Based Plans[1]

Name	Threshold(#)	Target(#)	Maximum(#)

M.J. McDonald	0	50,100	100,200
G.N. Derhofer	0	11,300	22,600
J.P. Schamberger	0	14,100	28,200
R.K. Shearer	0	11,300	22,600
E.C. Wiseman	0	14,100	28,200

[1]	The actual number of shares, if any, that will be paid out at the end of the applicable period cannot be determined because the shares earned by the named executive officers will be based on VF’s performance over the 2005-2007 performance period.
EQUITY COMPENSATION PLAN INFORMATION TABLE
      The following table provides information as of December 31, 2005 regarding the number of shares of VF Common Stock that may be issued under VF’s equity compensation plans.

	(a)	(b)	(c)

Number of securities
	Number of		remaining available
	securities to be		for future issuance
	issued upon	Weighted-average	under equity
	exercise of	exercise price of	compensation plans
	outstanding	outstanding	(excluding securities
	options, warrants	options, warrants	reflected in
Plan Category[1]	and rights[2]	and rights[2]	column (a))[3]

Equity compensation plans approved by shareholders	10,761,911	$44.62	5,926,993
Equity compensation plans not approved by shareholders	—	—	—
Total	10,761,911	$44.62	5,926,993

[1]	The table does not include information regarding the following VF plans:

•	Employee Stock Ownership Plan. As of December 31, 2005, there were 755,518 shares of Series B ESOP Stock outstanding, all of which were allocated to the accounts of participants in this Plan. Each share of Series B ESOP Stock is convertible into 1.6 shares of VF Common Stock.

•	Executive Deferred Savings Plan and Deferred Savings Plan for Non-Employee Directors. These plans permit the deferral of salary, bonus and director compensation into, among other things, stock equivalent accounts. Deferrals in a stock equivalent account are valued as if deferrals were invested in VF Common Stock as of the deferral date, and are paid out only in cash. VF maintains a rabbi trust that holds shares that approximately correspond in number to the stock equivalents, and provides pass-through voting rights with respect to those stock equivalents. Stock equivalents are credited with dividend equivalents. As of December 31, 2005, there were 269,043 stock equivalents outstanding in the stock equivalent accounts under these plans.

[2]	Includes 1,265,611 restricted stock units that were outstanding on December 31, 2005 under VF’s Mid-term Incentive Plan, a subplan under the 1996 Stock Compensation Plan. Under this Plan, participants are awarded performance-contingent Common Stock units, which gives them the opportunity to earn shares of VF Common Stock. The number of restricted stock units included in the table assumes a maximum pay-out of shares. Actual pay-out of these shares is determined based on the level of achievement of the performance goals under the EIC Plan. The EIC Plan performance goals for 2005 were, and those set for 2006 are, based on earnings per share (excluding the effects of extraordinary and non-recurring items) and net sales. Also includes 108,096 restricted stock units that have been awarded to participants but that participants have elected to defer. Restricted stock unit awards do not have an exercise price because their value is dependent upon the achievement of the specified performance criteria and may be settled only for shares of Common Stock on a one-for-one basis. Accordingly, the restricted stock units have been disregarded for purposes of computing the weighted-average exercise price. Had these restricted stock units been included in the calculation, the weighted-average exercise price reflected in column (b) would have been $38.92.

[3]	Of the shares remaining available for future issuance, a total of 1,658,101 shares (assuming a maximum pay-out of shares) may be issued as restricted stock and restricted stock units under VF’s 1996 Stock Compensation Plan, VF’s only plan under which restricted stock/unit awards may be granted. This Plan also authorizes the grant of options and other types of equity awards, so that shares will not necessarily be issued as restricted stock/unit awards.

FUTURE REMUNERATION
Pension Plan and Supplemental Executive Retirement Plan
      VF maintains and contributes to the VF Corporation Pension Plan (the “Pension Plan”), a defined benefit plan that covers all of VF’s domestic employees who were employed by VF on December 31, 2004, including the named executive officers. Benefits under the Pension Plan are determined based on average annual salary and bonus compensation from January 1, 2004, with no less than five years immediately preceding retirement included in the average. If an employee does not have five years of compensation from January 1, 2004, such employee’s compensation for a sufficient number of years immediately prior to 2004 shall be included to produce a minimum five compensation years.
      The Supplemental Executive Retirement Plan (“SERP”) is an unfunded, non-qualified plan for eligible participants primarily designed (i) to restore benefits lost under the Pension Plan due to (a) the maximum legal limit of pension benefits imposed under the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code (the “Code”) and (b) an election to defer compensation under VF’s Deferred Compensation Plan and/or Executive Deferred Savings Plan and (ii) to supplement the Pension Plan benefits of those senior executives whose tenure may be relatively short by virtue of having joined VF in mid-career or who lost pension benefits with former employers as a result of an early separation from service. The combined retirement income from the Pension Plan and the SERP for each of the named executive officers, upon retirement at age 65, would be an amount equal to his Pension Plan benefit calculated (i) without regard to any limitation imposed by the Code or ERISA, (ii) without regard to his participation in the Deferred Compensation Plan or the Executive Deferred Savings Plan, (iii) on the basis of the average of the highest three years of his salary and bonus compensation during the ten-year period immediately preceding retirement, and (iv) without deduction or offset of amounts of Social Security benefits.

      The following table reflects estimated annual benefits that would be payable under the Pension Plan and the SERP upon retirement at age 65 of individuals in the specified remuneration and years of service classifications.

Assumed Average
Remuneration	Years of Service:

	10 years	15 years	20 years	25 years or more

$600,000	$105,000	$157,000	$210,000	$262,000
800,000	141,000	211,000	282,000	352,000
1,100,000	195,000	292,000	390,000	487,000
1,250,000	222,000	333,000	444,000	555,000
1,500,000	267,000	400,000	534,000	667,000
2,000,000	357,000	535,000	714,000	892,000
2,250,000	402,000	603,000	804,000	1,005,000
2,500,000	447,000	670,000	894,000	1,117,000
2,750,000	492,000	738,000	984,000	1,230,000
3,000,000	537,000	805,000	1,074,000	1,342,000
3,250,000	582,000	873,000	1,164,000	1,455,000
3,500,000	627,000	940,000	1,254,000	1,567,000
3,750,000	672,000	1,008,000	1,344,000	1,680,000
4,000,000	717,000	1,075,000	1,434,000	1,792,000

      The amounts in the table have been computed on a straight-life annuity basis. Final Average Compensation is based on salary and bonus as such amounts are computed and reflected in the Summary Compensation Table. Each of the named executive officers has credited years of service under the Pension Plan as follows: Mr. McDonald — 23 years; Mr. Derhofer — 10 years; Mr. Schamberger — 34 years; Mr. Shearer — 19 years; and Mr. Wiseman — 10 years.
      The Pension Plan provides that if it is “Overfunded” upon the occurrence of a “Change in Control” of VF (as those terms are defined in the Pension Plan), certain Pension Plan assets in excess of those needed to meet expected benefit entitlements are to be used fully and irrevocably to vest each participant’s accrued benefit and provide increases in accrued benefits for active participants, retired participants, surviving spouses and beneficiaries and terminated vested participants. The Pension Plan is considered “Overfunded” to the extent that the fair market value of Pension Plan assets exceeds Pension Plan liabilities (primarily the actuarial present value of Pension Plan benefit entitlements). As of the end of VF’s most recent fiscal year, the Pension Plan was not Overfunded. SERP benefits will become funded upon a “Change in Control” of VF, as defined in the Change in Control Agreements described below. In this regard, VF has established a trust with Wachovia Corporation, as Trustee (the “SERP Trust”). VF may fund the SERP Trust at any time to secure payment of certain SERP benefits not otherwise paid by VF. Upon a Change in Control, VF is required to fund the SERP Trust, which becomes irrevocable.
      Had there been a Change in Control as of March 7, 2006, the combined estimated annual benefits vested under the Pension Plan and the SERP and payable beginning at age 65 for each of the named executive officers would have been as follows: Mr. McDonald — $1,207,740; Mr. Derhofer — $181,680; Mr. Schamberger — $495,504; Mr. Shearer — $289,224; and Mr. Wiseman — $208,716.
Change in Control and Other Arrangements
      VF has entered into Change in Control Agreements with certain of its executives. These Agreements provide severance benefits to the designated executives in the event their employment is terminated within a specified period after a “Change in Control” of VF, as such term is defined in the Agreements. Other than these Agreements, VF does not have employment agreements with its executive officers.
      The Agreements generally have a term of three years with automatic annual extensions. The Agreements may be terminated, subject to the limitations outlined below, by VF upon notice to the executive and are automatically terminated if the executive’s employment with VF ceases. VF may not terminate the Agreements (i) if it has knowledge that any third person has taken steps or has announced an intention to take steps reasonably calculated to effect a Change in Control or (ii) within a specified period of time after a Change in Control occurs. Severance benefits payable to the named executive officers include the lump sum payment of an amount equal to 2.99 times the sum of the executive’s current annual salary plus the highest amount of bonus awarded to the executive during the five fiscal years ending prior to the date on which the executive’s employment is terminated following a Change in Control of VF.
      There are no limitations on the total payments to be made to an executive in the event of termination of employment upon a Change in Control to prevent such payments from constituting excess “parachute payments” (as that term is defined in the Code). Executives also receive additional payments under the Agreements to reimburse them for any increased golden parachute excise taxes, other increased taxes, penalties and interest resulting from any payments under the Agreements by reason of such payments being treated as excess parachute payments.
      Had there been a Change in Control as of March 7, 2006 approximate severance payments under the Agreements upon severance of the named executive officers would have been as follows (excluding applicable reimbursements for increased taxes, penalties and interest, if any): Mr. McDonald — $9,344,000; Mr. Derhofer — $3,376,000; Mr. Schamberger — $3,502,000; Mr. Shearer — $3,346,000; and Mr. Wiseman — $4,182,000.
      Under the terms of the Agreements, the executives also would be entitled to supplemental benefits, such as accelerated rights to exercise stock options, accelerated lapse of restrictions on restricted stock and restricted stock units, lump sum payments under the VF SERP, continued life and medical insurance for specified periods after termination, entitlements under retirement plans and a lump sum payment upon attaining retirement age. Upon a Change in Control, VF also will pay all reasonable legal fees and related expenses incurred by the executives as a result of the termination of their employment or in obtaining or enforcing any right or benefit provided by the Agreements.

      VF maintains an Executive Deferred Savings Plan (the “EDS Plan”), which is an unfunded, non-qualified deferred compensation arrangement for a select group of management and highly compensated employees of VF and certain of its subsidiaries. The EDS Plan permits an eligible employee to defer the receipt of a specified portion of his or her compensation until the date of retirement, disability, death or termination of employment. In 2005, VF matched 50% of the first $25,000 deferred by each participant. Upon a Change in Control of VF, matching contributions become fully vested and VF is required to fully fund the amount accrued for each employee. As of March 7, 2006, all matching contributions made for the benefit of the named executive officers were fully vested based on their years of service with VF.
      VF announced in December 2005 that Mr. Schamberger would be retiring from VF in the first quarter of 2006 after 34 years of service. In connection with the retirement of Mr. Schamberger, VF entered into an agreement with him that prohibits him from working for certain specified competitors and from hiring VF employees for two years following his retirement from VF. Subject to Mr. Schamberger’s compliance with his obligations, benefits under the agreement include a lump sum payment of $340,350 on September 31, 2006 and payments at the rate of $56,725 per month from October 1, 2006 through March 31, 2008, as well as health insurance and financial counseling benefits through March 31, 2008. The agreement also provided for an annual bonus for 2005 under VF’s Executive Incentive Compensation Plan and a Mid-Term Incentive Plan award for the performance cycle ending in 2005, which amounts are reflected in the Summary Compensation Table.

PERFORMANCE GRAPH
      The following graph compares the cumulative total shareholder return on VF Common Stock with that of the Standard & Poor’s (“S&P”) 500 Stock Index and the S&P 1500 Apparel, Accessories & Luxury Goods Index (“S&P Apparel Index”) for the five years ended December 31, 2005. The graph assumes that $100 was invested on January 1, 2001, in each of VF Common Stock, the S&P 500 Stock Index and the S&P Apparel Index, and that all dividends were reinvested. The graph plots the respective values on the five single days that are the last trading days of calendar years 2001 through 2005. Past performance is not necessarily indicative of future performance.
Comparison of Five-Year Total Return of
VF Common Stock, S&P 500 Index, and S&P Apparel Index
VF Common Stock closing price on December 31, 2005 was $55.34
TOTAL SHAREHOLDER RETURNS

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
Certain Beneficial Owners
      Shown below are persons known by VF to have voting power and/or dispositive power over more than 5% of its Common Stock or Series B ESOP Stock, as well as certain other information, all as of March 7, 2006, except that information regarding the number of shares beneficially owned by certain of the shareholders (but not the calculation of the percentage of the outstanding class) is as of December 31, 2005, as indicated in the footnotes below.

Beneficial Owner	Amount of Beneficial	Percent
and Nature of Ownership	Ownership[1]	of Class

Common Stock
Ursula O. Fairbairn, M. Rust Sharp and PNC Bank, N.A., P.O. Box 7648, Philadelphia, PA 19101, as Trustees under Deeds of Trust dated August 21, 1951 [2,3,4]	12,868,851 shares	11.7%
Ursula O. Fairbairn, M. Rust Sharp and PNC Bank, N.A., P.O. Box 7648, Philadelphia, PA 19101, as Trustees under the Will of John E. Barbey, deceased [2,3,4]	8,977,952 shares	8.2%

Total	21,846,803 shares	19.9%
Capital Research Management Company 333 South Hope Street Los Angeles, CA 90071[5]	5,750,000 shares	5.2%
Dodge & Cox One Sansome St., 35th Floor San Francisco, CA 94104[6]	6,772,984 shares	6.1%
JPMorgan Chase & Co. 270 Park Avenue New York, NY 10017[7]	9,394,185 shares	8.4%
Series B ESOP Convertible Preferred Stock
Fidelity Management Trust Company, 82 Devonshire Street, H11D, Boston, MA 02109-3614, as Trustee of VF’s Retirement Savings Plan for Salaried Employees	737,643 shares	100%

[1]	None of the shares in this column is known to be a share with respect to which any of the listed owners has the right to acquire beneficial ownership, as specified in Rule 13d-3(d)(1) under the 1934 Act.

[2]	Mrs. Fairbairn and Mr. Sharp are directors of VF.

[3]	Present life tenants and remaindermen under the Will are various. All present life tenants and all or most future life tenants and/or remaindermen under the Deeds of Trust are, or will be, descendants of John E. Barbey. No individual life tenant or remainderman may, within 60 days, attain beneficial ownership, as specified in Rule 13d-3(d)(1) under the 1934 Act, which exceeds 5% of the outstanding shares.

[4]	Including shares in the above table, PNC Bank, N.A. and its affiliates held a total of 22,080,362 shares (19.9% of the class outstanding) of the VF Common Stock in various trust and agency accounts on December 31, 2005, according to a Schedule 13G/A filed by the Bank with the Securities and Exchange Commission on February 14, 2006. As to all such shares, the Bank and its affiliates had sole voting power over 233,559 shares, shared voting power over 21,846,803 shares, sole dispositive power over 182,008 shares and shared dispositive power over 21,891,353 shares.

[5]	The information in the above table concerning Capital Research Management Company (“Capital”) was obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2006, reporting beneficial ownership at December 31, 2005. Capital reported that it had sole dispositive power over all of such shares, sole voting power over 1,950,000 such shares and shared voting power over none of such shares.

[6]	The information in the above table concerning Dodge & Cox was obtained from a Schedule 13 G/A filed with the Securities and Exchange Commission on February 8, 2006, reporting beneficial ownership at December 31, 2005. Dodge & Cox reported that it had sole voting power over 6,351,684 shares, shared voting power over 73,600 shares and sole dispositive power over all of such shares.

[7]	The information in the above table concerning JPMorgan Chase & Co. (“JPMorgan”) was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2006, reporting beneficial ownership at December 31, 2005, on behalf of JP Morgan and its wholly owned subsidiaries Chase Manhattan Bank USA, National Association, JPMorgan Chase Bank, National Association, J.P. Morgan Investment Management Inc., J.P. Morgan Trust Company, National Association, J.P. Morgan Fleming Asset Management (UK) Limited, Bank One Trust Co., N.A., and JPMorgan Investment Advisors Inc. JPMorgan reported that it and its subsidiaries had sole voting power over 7,238,388 such shares, shared voting power over 1,323,301 such shares, sole dispositive power over 7,855,987 such shares and shared dispositive power over 1,400,359 such shares.

Common Stock Ownership of Management
      The following table reflects, as of March 7, 2006, the total beneficial ownership of VF Common Stock by each director and nominee for director, and each named executive officer, and by all directors and executive officers as a group. Each named individual and all members of the group exercise sole voting and dispositive power, except as indicated in the footnotes. Share ownership of Mrs. Fairbairn and Mr. Sharp includes 21,846,803 shares reported above under Certain Beneficial Owners, as to which they share voting and dispositive power with PNC Bank, N.A., as Trustees, as of December 31, 2005.

Total Shares Beneficially
Name of Beneficial Owner	Owned[1,2,3,4]

Directors:
Edward E. Crutchfield	29,995
Juan Ernesto de Bedout	32,771
Ursula O. Fairbairn	21,904,091
Barbara S. Feigin	53,589
George Fellows	40,000
Daniel R. Hesse	37,171
Robert J. Hurst	67,325
W. Alan McCollough	31,036
Clarence Otis, Jr.	12,371
M. Rust Sharp	21,893,109
Raymond G. Viault	22,149
Named Executive Officers:
Mackey J. McDonald[5]	1,647,579
George N. Derhofer	232,734
John P. Schamberger	227,053
Robert K. Shearer	359,851
Eric C. Wiseman	375,220
All Directors and Executive Officers as a Group (19 persons)	25,442,938

[1]	Shares owned include shares held in trusts as of December 31, 2005 in connection with employee benefit plans, as to which the following participants share voting power but have no present dispositive power: Mr. McDonald — 21,838 shares; Mr. Derhofer — 14,660; Mr. Wiseman — 3,707 shares; and all directors and executive officers as a group — 55,931 shares. Does not include shares of Series B ESOP Stock held in trust in connection with an employee benefit plan, as to which participants also share voting power but have no present dispositive power and no power to direct conversion into Common Stock, as follows: Mr. McDonald — 121 shares; Mr. Schamberger — 370 shares; Mr. Shearer — 411 shares; and all directors and executive officers as a group — 1,184 shares. Shares owned also include shares held as of December 31, 2005 in trust in connection with employee benefit plans, as to which the following participants have no dispositive power and shared voting power: Mr. McDonald — 709 shares; Mr. Derhofer — 892 ; Mr. Shearer — 463 shares; Mr. Schamberger — 62 shares; and all directors and executive officers as a group — 3,529 shares. Shares owned also include shares held in a trust in connection with the VF Deferred Savings Plan for Non-Employee Directors as to which the following directors have shared voting power but do not have dispositive power: Mr. de Bedout — 6,171 shares; Mrs. Fairbairn — 11,429 shares; Mrs. Feigin — 5,989 shares; Mr. Hesse — 7,771 shares; Mr. Hurst — 14,525 shares; Mr. McCollough —

6,436 shares; Mr. Otis — 2,171 shares; Mr. Sharp — 5,306 shares; Mr. Viault — 4,349 shares; and all directors and executive officers as a group — 64,147 shares.

[2]	Shares owned also include the following number of stock options that are exercisable as of March 7, 2006, or within 60 days thereafter: Mr. McDonald — 1,539,663; Mr. Derhofer — 203,967; Mr. Schamberger — 188,100; Mr. Shearer — 332,867; Mr. Wiseman — 336,767; Mr. Crutchfield — 10,200; Mr. de Bedout — 24,600; Mrs. Fairbairn — 43,800; Mrs. Feigin — 43,800; Mr. Fellows — 39,000; Mr. Hesse — 29,400; Mr. Hurst — 43,800; Mr. McCollough — 24,600; Mr. Otis — 10,200; Mr. Sharp — 39,000; Mr. Viault — 15,000; and all directors and executive officers as a group — 3,214,699.

[3]	Other than Mrs. Fairbairn and Mr. Sharp, who are deemed to beneficially own 19.9% of the Common Stock outstanding, and Mr. McDonald, who beneficially owns 1.5% of the Common Stock outstanding, the percentage of shares owned beneficially by each named person does not exceed 1% of the Common Stock outstanding. The percentage of shares owned beneficially by all directors and executive officers as a group was 23% of the Common Stock outstanding.

[4]	Shares owned include units of VF Common Stock equivalents that are deferred under the VF Stock Compensation Plan, as follows: Mr. McDonald — 38,121; Mr. Derhofer — 10,464; Mr. Schamberger — 14,419; Mr. Shearer — 11,959; Mr. Wiseman — 5,159; and all directors and executive officers as a group — 88,490 shares. These units are fully vested and will be paid out in shares of Common Stock upon expiration of the deferral period, including upon certain types of termination of service. Holders of these units do not have current voting or dispositive power with respect to the shares deliverable in settlement of these units.

[5]	Mr. McDonald is also a director.

ITEM NO. 2
RATIFICATION OF THE SELECTION
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      Selection of Independent Registered Public Accounting Firm. The Audit Committee has retained PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm the fiscal year ending December 30, 2006. PricewaterhouseCoopers LLP served as VF’s independent registered public accounting firm for the fiscal year ended December 31, 2005. In connection with its decision to retain PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm, the Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers LLP was compatible with maintaining PricewaterhouseCoopers LLP’s independence and concluded that it was. A representative of PricewaterhouseCoopers LLP will be present at the Meeting. The representative will be given an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions. Although we are not required to do so, we believe it is appropriate to ask shareholders to ratify the appointment of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm. If shareholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the selection of independent registered public accounting firm.
      The VF Board of Directors recommends a vote FOR ratification of the selection of PricewaterhouseCoopers LLP.
      Professional Fees of PricewaterhouseCoopers LLP. The following chart summarizes the estimated fees of PricewaterhouseCoopers LLP for services rendered to VF during the fiscal year ended December 31, 2005 and the fiscal year ended January 1, 2005.

Type of Fees	2005	2004	Description of Fees

Audit Fees	$4,084,000	$3,500,000	“Audit Fees” are fees that VF paid to PricewaterhouseCoopers for the audit of VF’s consolidated financial statements included in VF’s Annual Report on Form 10-K and review of financial statements included in the Quarterly Reports on Form 10-Q, and for services that are normally provided by the auditor in connection with statutory and regulatory filings and engagements; and for the audit of VF’s internal control over financial reporting; and for the attestation of management’s report on the effectiveness of internal control over financial reporting.

Audit Related Fees	463,000	954,000	“Audit Related Fees” are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of VF’s financial statements and are not reported above under the caption “Audit Fees”. “Audit Related Fees” in 2005 consisted primarily of due diligence on certain acquisition efforts, employee benefit plan audits and a social security audit and in 2004 consisted primarily of due diligence on certain acquisition efforts and employee benefit plan audits.

Tax Fees	667,000	1,360,000	“Tax Fees” are fees billed for professional services for tax compliance, tax advice, and tax planning. “Tax Fees” in 2005 consisted primarily of tax compliance, tax audit assistance and VAT services, and in 2004 consisted primarily of expatriate tax support, tax compliance, tax audit assistance, VAT services, transfer pricing and customs and duties matters.

All other Fees	-0-	-0-	PricewaterhouseCoopers performed no services in 2005 and 2004 other than the services reported under “Audit Fees”, “Audit-Related Fees” and “Tax Fees”.

Total	$5,214,000	$5,814,000

      All audit related services and all other permissible non-audit services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee. The pre-approval policies adopted by the Audit Committee provide that annual, recurring services that will be provided by VF’s independent registered public accounting firm and related fees are presented to the Audit Committee for its consideration and advance approval at each

February Audit Committee meeting. At each February Audit Committee meeting, criteria are established by the Audit Committee for its advance approval of specified categories of services and payment of fees to VF’s independent registered public accounting firm for changes in scope of recurring services or additional non-recurring services during the current year. On a quarterly basis, the Audit Committee is informed of each previously approved service performed by VF’s independent registered public accounting firm and the related fees.
      Report of the Audit Committee. The Audit Committee reports as follows with respect to the audit of VF’s consolidated financial statements for the fiscal year ended December 31, 2005 (the “2005 Financial Statements”). At the meeting of the Audit Committee held in February 2006, the Audit Committee (i) reviewed and discussed with management the 2005 Financial Statements and audit of internal control over financial reporting; (ii) discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement of Auditing Standards No. 61 (Communication with Audit Committees) which include, among other items, matters related to the conduct of the audit of the 2005 Financial Statements; and (iii) received from PricewaterhouseCoopers LLP written disclosures regarding their independence required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with PricewaterhouseCoopers LLP their independence from VF. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the 2005 Financial Statements as audited by PricewaterhouseCoopers LLP be included in VF’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 to be filed with the Securities and Exchange Commission.
George Fellows, Chairman
Juan Ernesto de Bedout
Barbara S. Feigin
Clarence Otis, Jr.
Raymond G. Viault
OTHER INFORMATION
Other Matters
      The Board of Directors does not know of any other matter that is intended to be brought before the Meeting, but if any other matter is presented, the persons named in the enclosed proxy will be authorized to vote on behalf of the shareholders in their discretion and intend to vote the same according to their best judgment. As of February 7, 2006, VF had not received notice of any matter to be presented at the Meeting other than as described in this proxy statement.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Securities Exchange Act of 1934 requires directors and certain officers of VF, as well as persons who own more than 10% of a registered class of VF’s equity securities (“Reporting Persons”), to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. VF believes that during the preceding year all Reporting Persons timely complied with all filing requirements applicable to them, except the following. Through an administrative oversight, on February 11, 2005, a Form 4 was filed two days late reporting the Company’s payout to Mr. Schamberger of 1,332 shares of Common Stock earned from performance-contingent Common Stock Units. Through an administrative oversight, on November 10, 2005, a Form 4 was filed seven days late reporting officer Bradley Batten’s phantom stock investment in 290 units of ownership as a participant in the VF Common Stock Fund of the Executive Deferred Savings Plan.
Expenses of Solicitation
      VF will bear the cost of this proxy solicitation. In addition to the use of mail, proxies may be solicited in person or by telephone by VF employees without additional compensation. VF has engaged D.F. King & Co., Inc. to solicit proxies in connection with the proxy statement, and employees of that company are expected to solicit proxies in person, by telephone and by mail. The anticipated cost to VF of such solicitation is approximately $11,500, plus expenses. VF will reimburse brokers and other persons holding stock in their names or in the names of nominees for their expenses incurred in sending proxy material to principals and obtaining their proxies.
2007 Shareholder Proposals
      In order for shareholder proposals for the 2007 Annual Meeting of Shareholders to be eligible for inclusion in VF’s proxy statement, VF must receive them at its principal office in Greensboro, North Carolina on or before November 23, 2006. In order for shareholder proposals that are not intended to be included in VF’s proxy statement but which are to be presented at the 2007 Annual Meeting of Shareholders to be timely, VF must receive notice of such at its principal office in Greensboro, North Carolina on or before February 6, 2007.

By Order of the Board of Directors

Candace S. Cummings
Vice President — Administration,
General Counsel and Secretary
Dated: March 23, 2006

APPENDIX A
V.F. CORPORATION
INDEPENDENCE STANDARDS OF THE BOARD OF DIRECTORS
      To be considered independent under the Listing Standards of the NYSE, the Board must determine that a director does not have any direct or indirect (as a partner, shareholder or officer of an organization that has a relationship with VF) material relationship with VF by broadly considering all relevant facts and circumstances. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The Board’s determination of each director’s independence will be disclosed annually in the Company’s proxy statement. The Board has established the following categorical standards to assist it in determining director independence in accordance with the NYSE rules:

•	No director who is an employee, or whose immediate family member is an executive officer, of VF can be considered independent until three years after termination of such employment relationship.

•	No director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the company can be considered independent until three years after the end of the affiliation or employment or auditing relationship.

•	No director can be considered independent if he or she is employed, or if his or her immediate family member is employed, as an executive officer of another company where any of VF’s present executives serve on the other company’s compensation committee until three years after the end of such service or employment relationship.

•	No director can be considered independent if he or she receives, or his or her immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) until three years after he or she or his or her immediate family member ceases to receive more than $100,000 per year in such compensation.

•	No director can be considered independent if he or she is an executive officer or employee of another company not including a charitable organization (or an immediate family member of the director is an executive officer of such company) that makes payments to, or receives payments from, VF for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues until three years after falling below such threshold.

•	VF will disclose, in its annual proxy statement, any charitable contributions made by VF to a charitable organization if the charitable organization is one in which a VF director serves as an executive officer and, within the preceding three years, charitable contributions made by VF in any single fiscal year exceed the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues. This

A-1

disclosure does not automatically result in a determination against that director’s independence; however, the Board will consider the materiality of this relationship in its overall affirmative determination of that director’s independence status.

•	The Board, as part of its self-evaluation will review all commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships between the Company and its directors.

•	For relationships not qualifying within the above guidelines, the determination of whether the relationship is material, and therefore whether the director is independent, shall be made by the Board. The Company will explain in the next proxy statement the basis for any Board determination that a relationship was immaterial despite the fact that it did not meet the categorical standards of immateriality set forth in the above guidelines.

      In addition, members of the Audit Committee of the Board are subject to heightened standards of independence under the NYSE rules and the SEC rules and regulations.

A-2

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
Shares subject to this proxy/voting instruction card will be voted in the manner indicated below, when the card is properly executed and returned. If no indication is made, such shares will be voted FOR the election of all nominees as Directors and FOR ratification of the selection of the independent registered public accounting firm. For participants in the VF Corporation employee benefit plans: This card will be treated as voting instructions to the plan trustees or administrator, as explained on the reverse side of this card.
The Board of Directors recommends a vote FOR each of the nominees in Item No. 1 and FOR Item No. 2.

A Election of Directors
1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01 — Robert J. Hurst	☐	☐
02 — W. Alan McCollough	☐	☐
03 — M. Rust Sharp	☐	☐
04 — Raymond G. Viault	☐	☐
B Issues
The Board of Directors recommends a vote FOR the following proposal.

		For	Against	Abstain
2.	Ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for the fiscal year ending December 30, 2006.	☐	☐	☐

☐	I will attend the Annual Meeting.

☐	Mark this box with an X if you have made comments below.

C Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.
NOTE: Please sign name(s) exactly as printed hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)

/	/	/ /

VF Corporation

PROXY SOLICITATION/VOTING INSTRUCTION CARD
Proxy Solicited on Behalf of the Board of Directors for
Annual Meeting on April 25, 2006
The undersigned hereby appoints M.J. McDonald and C S. Cummings, and each of them acting individually, proxies of the undersigned, with full power of substitution, to represent and vote, as directed on the reverse side of this card, all shares of Common Stock of VF Corporation held of record by the undersigned on March 7, 2006, at the Annual Meeting of Shareholders of VF Corporation to be held on April 25, 2006, and at any adjournments thereof, and, in their discretion, upon such other matters not specified as may come before said meeting. The undersigned hereby revokes any prior proxies.
You are encouraged to specify your choice by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.
UNLESS YOU VOTE BY TELEPHONE, INTERNET, OR BY SIGNING AND RETURNING THIS CARD, THE PROXIES CANNOT VOTE YOUR SHARES.
PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Voting Instructions for the VF Corporation Retirement Savings Plan
for Salaried Employees (the “Salaried 401(k)”):
This card constitutes voting instructions to Fidelity Management Trust Company, the Trustee for the Salaried 401(k), to vote in person or by proxy any shares of Common Stock and Series B ESOP Convertible Preferred Stock allocated to the undersigned as of March 7, 2006 under the Salaried 401(k), at the Annual Meeting of Shareholders of VF Corporation to be held on April 25, 2006, and at any adjournments thereof, and also constitutes voting instructions to the Trustee for a proportionate number of shares of Common Stock and Series B ESOP Convertible Preferred Stock in the Salaried 401(k) for which no instruction card has been received from other participants. If you do not return this card, the Trustee will vote any shares allocated to you in the same proportion as the shares for which instructions were received from other participants in the Salaried 401(k).
Voting Instructions for the VF Corporation Retirement Savings Plan
for Hourly Employees (the “Hourly 401(k)”):
This card also constitutes voting instructions to Fidelity Management Trust Company, the Trustee for the Hourly 401(k), to vote in person or by proxy any shares of Common Stock allocated to the undersigned as of March 7, 2006 under the Hourly 401(k), at the Annual Meeting of Shareholders of VF Corporation to be held on April 25, 2006, and at any adjournments thereof, and also constitutes voting instructions to the Trustee for a proportionate number of shares of Common Stock in the Hourly 401(k) for which no instruction card has been received from other participants. If you do not return this card, the Trustee will vote any shares allocated to you in the same proportion as the shares for which instructions were received from other participants in the Hourly 401(k).
Voting Request for the VF Executive Deferred Savings Plan and the VF Executive Deferred Savings Plan II (collectively, the “EDSP”):
This card constitutes a voting request to the VF Corporation Pension Plan Committee (the “Committee"), Administrator of the EDSP, to vote the VF Corporation shares held by the trustee of the grantor trust relating to the EDSP and credited to the participant’s EDSP account as of March 7, 2006, at the Annual Meeting of Shareholders of VF Corporation to be held on April 25, 2006, and at any adjournments thereof, with the understanding that the Committee, pursuant to its discretionary powers under the EDSP, may reject this request and direct that the shares be voted in a contrary manner.

Telephone and Internet Voting Instructions
You can vote by telephone or Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two other voting methods outlined below to vote your proxy.

•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. Shareholders outside of the U.S. and Canada should call 1-781-575-2300. There is NO CHARGE to you for the call.

•	Follow the simple instructions provided by the recorded message.
•	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

•	Enter the information requested on your computer screen and follow the simple instructions.
•	Mark, sign and date the proxy card.

•	Return the proxy card in the postage-paid envelope provided.

VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 11:59 p.m., Eastern Time, on April 24, 2006.
THANK YOU FOR VOTING

VOTING REQUEST

To:	VF Corporation Pension Plan Committee (the “Committee”), Administrator of the VF Deferred Savings Plan for Non-Employee Directors (the “Plan”)
     As a participant in the Plan with certain Deferrals being credited with gains and losses as if invested in the VF Corporation Common Stock Fund, and in accordance with the Committee’s procedures permitting each such participant the right to request that the VF shares held by the trustee of the grantor trust relating to the Plan and credited to the participant’s Plan account at the record date be voted in a specific manner, I hereby request that my VF shares so credited be voted, in person or by proxy, in the manner shown below:
ELECTION OF DIRECTORS
     The Board of Directors of the Corporation recommends a vote FOR the election of all nominees as Directors.

Nominees:	For a 3-year term: Robert J. Hurst, W. Alan McCollough, M. Rust Sharp and Raymond G. Viault

☐	VOTE FOR all nominees listed above, except vote withheld from individual nominees as follows:	☐	VOTE WITHHELD from all nominees

RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS VF’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 30, 2006.
     The Board of Directors of the Corporation recommends a vote FOR ratification of the selection of the independent auditors.

FOR	AGAINST	ABSTAIN
☐	☐	☐

     I understand that if I return this form properly signed but do not otherwise specify my choices, this will be deemed to be a request to vote FOR the election of all nominees as Directors and FOR ratification of the selection of the independent registered public accounting firm.
Signature of Participant:
_________________________________

Dated: _____________________, 2006

IMPORTANT: Please sign and date these instructions exactly as your name appears hereon.	PLEASE SIGN, DATE AND RETURN THESE INSTRUCTIONS PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE REQUIRED IF MAILED IN THE UNITED STATES.
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